Free Writing Prospectus

Dated February 18, 2026

Filed Pursuant to Rule 433(d)

Registration No. 333-288943

Registration No. 333-288943-04

**FULL PX DETAILS** $750.00mm CMXS (CarMax) 2026-A (Non-Prime Auto Loan)

Joint Bookrunners: Barclays (str), J.P. Morgan and Wells Fargo

Co-Managers: CIBC, Mizuho, US Bancorp

PRICED - TOE: 3:00 PM ET

CL	AMT($MM)	WAL	S&P/FITCH	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	PRICE(%)
A-1	143.000	0.19	A-1+/F1+	1-5	07/26	03/27	I-Curve	+22	3.911%	3.911%	100.00000%
A-2A	272.790	1.07	AAA/AAA	5-24	02/28	12/29	I-Curve	+58	4.065%	4.03%	99.99909%
A-2B	45.000	1.07	AAA/AAA	5-24	02/28	12/29	SOFR30A	+58			100.00000%
A-3	107.280	2.35	AAA/AAA	24-33	11/28	05/32	I-Curve	+56	4.031%	3.99%	99.98321%
B	46.540	2.94	AA/AA	33-38	04/29	05/32	I-Curve	+75	4.239%	4.20%	99.99449%
C	65.770	3.46	A/A	38-46	12/29	05/32	I-Curve	+95	4.477%	4.43%	99.98155%
D	53.460	3.81	BBB/BBB	46-46	12/29	05/32	I-Curve	+140	4.954%	4.90%	99.98760%
E	16.160	3.81	BB+/BB	46-46	12/29	02/33	I-Curve	+310	6.654%	6.56%	99.98827%

Expected Settle : 02/25/2026	Registration : SEC-Registered: A1 - D; 144a: E
First Pay Date : 03/16/2026	ERISA Eligible : A-1-D - Yes; E - No
Expected Ratings : S&P, Fitch	Px Speed : 1.50% ABS to 10.00% Clean-Up Call
Ticker : CMXS 2026-A	Min Denoms : A-1-D - $5k x $1k; E - $250k x $1k
Bill & Deliver : Barclays

Available Information:

*	Prelim Prospectus : Attached

*	Prelim OM : Attached

*	Ratings FWP : Attached

*	DealRoadshow.com : https://dealroadshow.com/e/CMXS2026A

*	IntexNet : Deal name: bcgcmxs_2026-a_preprice Password: X9Y6 the issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the SEC, for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.